UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                   FORM 8-A/A
                                (Amendment No. 2)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                ----------------


                               Hughes Supply, Inc.
             (Exact name of registrant as specified in its charter)

                   Florida                         59-0559446
        (State or other jurisdiction              (IRS Employer
              of incorporation)                  Identification No.)

                   One Hughes Way
                  Orlando, Florida                       32805
      (Address of principal executive offices)         (Zip Code)


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |X|

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |_|


 Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class                  Name of Each Exchange on Which
      To be so Registered                  Each Class is to be Registered
      -------------------                  ------------------------------

Preferred Share Purchase Rights               New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)

This Form 8-A/A (this "Amendment No. 2") is filed by Hughes Supply, Inc. (the "Company") to amend and update certain information in Items 1 and 2 of its Registration Statement on Form 8-A filed by the Company on May 22, 1998, to reflect the adoption of certain amendments to the Company's Rights Agreement (the "Rights Agreement"), dated as of May 20, 1998, between the Company and American Stock Transfer & Trust Company.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

In connection with the negotiation of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 9, 2006, between the Company and The Home Depot, Inc. ("Parent"), the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), entered into Amendment No. 1 to Rights Agreement ("Amendment No. 1"), dated as of January 9, 2006, immediately prior to the execution of the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

Amendment No. 1 provides, among other things, that neither Parent nor any of its Subsidiaries, Affiliates or Associates, including the Merger Sub (as defined in the Merger Agreement) (collectively, the "Parent Group") shall be, or shall be deemed to be, an Acquiring Person by virtue of or as a result of (A) the execution of the Merger Agreement or any agreements, arrangements or understandings entered into by the Parent or Merger Sub contemplated by the Merger Agreement if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement; (B) the announcement of the Merger Agreement or the Merger; (C) the consummation of the Merger; or (D) the consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement. Each event described in subclauses (A), (B), (C) and (D) is referred to herein as an "Exempted Transaction."

In addition, pursuant to Amendment No. 1, the Parent Group shall not be deemed to be a Beneficial Owner of, or to beneficially own, any securities solely by virtue of or as a result of any Exempted Transaction.

In addition, pursuant to Amendment No. 1, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction, a Triggering Event shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction, and a Share Acquisition Date shall not be deemed to have occurred by virtue of or as a result of the public announcement of any Exempted Transaction.

In accordance with Amendment No. 1, at the Final Expiration Date (as defined in Amendment No. 1), (a) the Rights Agreement shall be terminated and be without any further force or effect, (b) none of the parties to the Rights Agreement will have any rights, obligations or liabilities thereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under the Rights Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Shares or any other securities of the Company.

The foregoing description of Amendment No. 1 contained herein does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement (as amended) and Amendment No. 1, which are filed herewith as Exhibits
99.1 and 99.2 and incorporated herein by reference.

ITEM 2. EXHIBITS.

The following documents are filed as exhibits to this registration statement.

99.1 Rights Agreement, dated May 20, 1998, which includes the Form of Rights Certificate as Exhibit B attached thereto (incorporated by reference to Exhibit 99.2 to the Form 8-A filed May 22, 1998).

99.2 Amendment No. 1 to Rights Agreement, dated January 9, 2006, between Hughes Supply, Inc. and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Form 8-K filed January 10, 2006).

                                    SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, Hughes Supply, Inc. has duly caused this Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   HUGHES SUPPLY, INC.



Date: January 10, 2006             By: /s/ John Z. Pare
                                       -----------------------------------------
                                       John Z. Pare, Senior Vice President,
                                       General Counsel and Secretary